SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                AMENDMENT NO. 2
                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                     February 3, 1998 ( November 19, 1997 )
                DATE OF REPORT (Date of earliest event reported)

                             ----------------------

                               EIF HOLDINGS, INC.
             (Exact name of registrant as specified in its Charter)


                         Commission File Number 0-22388

            HAWAII                                        99-0273889
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                       Identification No)


                            53 Stiles Road, Suite 101
                                 Salem, NH 03079
                    (Address of principal executive offices)

                                 (603) 890-3680
                           (Issuer's telephone number)

             15201 Pipeline Lane, Ste. B, Huntington Beach, CA 92649
(Former name,former address and former fiscal year if changed since last report)

On December 4, 1997, EIF Holdings, Inc. (the "Company"), filed a Current Report on Form 8-K (the "Original Form 8-K) and an amendment to the Original Form 8-K ("Form 8-K/A") with the Securities and Exchange Commission, which reported the acquisition by the Company of J.L. Manta, Inc. ("Manta"), an Illinois corporation. This Amendment No. 2 to the Original Form 8-K hereby amends and supplements the Original Form 8-K and the Form 8-K/A.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

In accordance with the requirements of Item 7 (a), the Company hereby incorporates into this Amendment No. 2 to the Original Form 8-K, the audited financial statements of Manta for the years ended June 30, 1997 and 1996.

     Independent Auditor's Report.........................................  4

     Balance Sheets.......................................................  5

     Statements of Income.................................................  6

     Statements of Shareholder Equity.....................................  7

     Statements of Cash Flow..............................................  8

     Notes to Financial Statements........................................  9

(b)  PRO FORMA FINANCIAL INFORMATION

In accordance with the requirements of Item 7 (b), the Company hereby incorporates into this Amendment No. 2 to the Original Form 8-K, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet includes the accounts of the Company and Manta as of September 30, 1997 and June 30, 1997 respectively. The unaudited pro forma condensed combined statements of operations include the operations of the Company and Manta for the year ended September 30, 1997 and June 30, 1997 respectively.


     Introduction to the Unaudited Pro Forma Condensed
      Combined Financial Statements......................................  17

     Unaudited Pro Forma Condensed Combined Balance Sheet................  18

     Unaudited Pro Forma Condensed Combined Balance Sheet................  19

     Notes to Unaudited Pro Forma Condensed Combined Financial
      Statements.........................................................  20


(c)  EXHIBITS

       Exhibit
       Number       Description
       -------      -----------

         10.1 Stock Purchase Agreement, dated September 30, 1997, among EIF Holdings, Inc. ("EIF") and each of the stockholders of JL Manta, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.2 $6.5 Million Convertible Promissory Note issued by EIF to Deere Park Capital Management, Inc., as nominee for EIFH Joint Venture, L.L.C. and Certain Reg. D Hedge Funds.(incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.3 $2.5 Million Promissory Note from EIF to Deere Park Capital Management, Inc. ("Deere Park").(incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.4       Convertible  Promissory  Note  of  EIF,  issued  to  Leo  J.
                    Manta.(incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.5 Convertible Promissory Note of EIF, issued to Steven A. Manta.(incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.6 Convertible Promissory Note of EIF, issued to Michael J. Chakos.(incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.7       Convertible  Promissory  Note  of  EIF,  issued  to  John L.
                    Manta.(incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.8 Convertible Promissory Note of EIF, issued to the Alexander Manta Trust.(incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.9 Convertible Promissory Note of EIF, issued to the Erica Manta Trust.(incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.10 Convertible Promissory Note of EIF, issued to the Zachary Manta Trust.(incorporated by reference to Exhibit 10.10 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.11      Convertible   Promissory   Note  of  EIF,  issued  to  Allen
                    DeLange.(incorporated by reference to Exhibit 10.11 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.12 Convertible Promissory Note of EIF, issued to Jon S. Claypool.(incorporated by reference to Exhibit 10.12 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.13 Pledge Agreement by and among EIF and Deere Park Capital Management, Inc., regarding $2.5 Million Promissory Note.(incorporated by reference to Exhibit 10.13 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.14      Security   Agreement   between   the   Company   and   Deere
                    Park.(incorporated by reference to Exhibit 10.14 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.15 Pledge Agreement by and among EIF, Deere Park Equities, L.L.C. and Deere Park Capital Mgmt as nominee for EIFH Joint Venture and certain Reg. D Hedge Funds, regarding $6.5 million Note.(incorporated by reference to Exhibit 10.15 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.16 Registration Right Agreement between EIF and each of the sellers.(incorporated by reference to Exhibit 10.16 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.17 Form of Guaranty(incorporated by reference to Exhibit 10.17 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.18      Employment   Agreement  between  the  Company  and  John  L.
                    Manta.(incorporated by reference to Exhibit 10.18 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.19 Employment Agreement between the Company and Michael J. Chakos.(incorporated by reference to Exhibit 10.19 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         10.20 Security Agreement executed by the Company in favor of Harris.(incorporated by reference to Exhibit 10.20 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December 4, 1997).

         99.1 Press Release issued by the registrant on November 20, 1997 announcing the acquisition of JL Manta, Inc.(incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K Amendment No.1 ("Form 8-K/A") filed on December
                    4, 1997).

                      [letterhead of Callero & Callero LLP]


Independent Auditor's Report
----------------------------


Board of Directors
J. L. Manta, Inc.
Hammond, Indiana


Gentlemen:


     We have audited the accompanying consolidated balance sheet of J. L. Manta Inc., as of June 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J. L. Manta Inc. at June 30, 1997 and 1996, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements, taken as a whole. The supplementary information listed in the foregoing Table of Contents is presented for purposes of additional analysis and is not required part of the basic financial statements. In our opinion, the supplementary information is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


                                               /s/ Callero & Callero LLP
                                               -------------------------

August 15, 1997

ITEM 7. FINANCIAL STATEMENTS

                                J. L. MANTA, INC.
                                 BALANCE SHEETS
                                                             June 30,
                                                   ----------------------------
                                                       1997            1996
                                                   ------------    ------------
          ASSETS
Current assets:
   Cash on hand................................... $  1,043,870    $    755,644
   Accounts receivable, trade.....................    8,164,577       8,570,500
   Retainages receivable..........................    1,088,653       1,198,601
   Allowance for doubtful accounts................      (83,000)        (83,000)
   Costs and estimated earnings in excess
    of billings on uncompleted contracts..........      896,399         626,719
   Notes, loans and miscellaneous receivables.....      465,461          73,648
   Refundable corporate income taxes..............         --            35,336
   Deferred compensation..........................      176,760         176,760
   Prepaid expenses...............................       82,509          35,668
                                                   ------------    ------------
        Total current assets......................   11,835,229      11,389,876
                                                   ------------    ------------
Investments.......................................      427,836         427,836
                                                   ------------    ------------
Fixed assets:
   Buildings......................................      315,000         315,000
   Autos and trucks...............................    5,055,823       4,345,232
   Painting and construction equipment............    5,536,312       4,958,517
   Office equipment and improvements..............    1,024,182         707,427
                                                   ------------    ------------
                                                     11,931,317      10,326,176
   Accumulated depreciation.......................   (6,586,426)     (5,699,189)
                                                   ------------    ------------
                                                      5,344,891       4,626,987
   Land...........................................       35,000          35,000
                                                   ------------    ------------
                                                      5,379,891       4,661,987
                                                   ------------    ------------
Other assets:
   Deposits.......................................       33,204          29,269
   Prepaid expenses...............................       96,200         108,800
   Cash surrender value of life insurance
    net of loans..................................      174,716         188,756
   Deferred compensation..........................         --           176,753
   Due from officers and stockholders.............      428,191         395,605
   Other miscellaneous receivables................       50,789          67,551
   Goodwill, net of accumulated amortization
    of $97,720 and $73,290 respectively...........      268,732         293,162
                                                   ------------    ------------
                                                      1,051,832       1,259,896
                                                   ------------    ------------
   Total assets................................... $ 18,694,788    $ 17,739,595
                                                   ============    ============
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable, bank............................ $       --      $  2,500,000
   Current maturities long-term debt..............    1,517,257       1,062,104
   Accounts payable...............................    3,267,956       2,121,076
   Employee taxes and insurance withheld..........      164,919         256,816
   Accrued expenses...............................    1,558,153       1,990,845
   Billings in excess of costs and estimated
    earnings on uncompleted contracts.............      549,616         526,852
   Accrued income taxes...........................       35,927            --
   Deferred income taxes..........................      346,000         344,000
                                                   ------------    ------------
        Total current liabilities.................    7,439,828       8,801,693

Long-term liabilities:
   Long term debt.................................    4,226,609       2,251,038
   Annuity payable................................      530,483         490,054
   Deferred income taxes..........................      429,000         375,000
   Accrued expenses...............................       18,352          31,402
                                                   ------------    ------------
                                                      5,204,444       3,147,494
                                                   ------------    ------------
Stockholders' equity:
  Common stock, stated value $50 per share,
   authorized 9,000 shares, issued 5,632.34
   of which 2,988.96 are in the treasury.........       281,617         281,617
  Additional paid-in capital.....................     1,202,395       1,202,395
  Retained earnings..............................     5,859,599       5,599,491
                                                   ------------    ------------
                                                      7,343,611       7,083,503
  Treasury stock.................................    (1,293,095)     (1,293,095)
                                                   ------------    ------------
   Total liabilities and stockholders' equity....  $ 18,694,788    $ 17,739,595
                                                   ============    ============
The accompanying notes are an integral part of these financial statements.

                                J. L. MANTA, INC.
                            STATEMENTS OF OPERATIONS
                          For the Years Ended June 30,



                                                   ----------------------------
                                                       1997             1996
                                                   ------------    ------------

Contracting revenue............................... $ 43,167,954    $ 42,136,075

Direct costs......................................   34,634,177      33,096,950
                                                   ------------    ------------

 Gross profit before shop facility costs..........    8,533,777       9,039,125

Shop facility costs...............................    1,906,313       1,800,080
                                                   ------------    ------------
 Gross profit.....................................    6,627,464       7,239,045

General and administrative expenses...............    5,729,843       5,588,470
                                                   ------------    ------------

 Income from operations...........................      897,621       1,650,575

Other income (expense):
 Interest income..................................       42,353          47,422
 Interest expense.................................     (498,586)       (562,785)
 Management and miscellaneous income..............       70,712          99,510
 Loss on sale of fixed assets.....................       (8,992)       (528,180)
                                                   ------------    ------------
                                                       (394,513)       (944,033)
                                                   ------------    ------------
 Income before taxes..............................      503,108         706,542

Provision for income taxes........................      243,000         266,800
                                                   ------------    ------------
 Net income.......................................      260,108         439,742
                                                   ============    ============

The accompanying notes are an integral part of these financial statements.

                                J. L. MANTA, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                        For the Years ended June 30, 1997

                                                     Additional
                                       Common          Paid-In        Retained        Treasury      Stockholders'
                                        Stock          Capital        Earnings         Stock           Equity
                                    ------------    ------------    ------------    ------------    ------------
Balance July 1, 1995............... $    279,925    $  1,167,197    $  5,159,749    $   (359,700)    $ 6,247,171

Issuance of 33.84 shares of
 common stock......................        1,692          35,198            --              --            36,890

Purchase of 739.46 shares of
  treasury stock...................         --              --              --          (933,395)       (933,395)

Net Income.........................         --              --           439,742            --           439,742
                                    ------------    ------------    ------------    ------------    ------------

Balance June 30, 1996..............      281,617       1,202,395       5,599,491      (1,293,095)      5,790,408

Net Income.........................         --              --           260,108            --           260,108
                                    ------------    ------------    ------------    ------------    ------------

Balance June 30, 1997.............. $    281,617    $  1,202,395    $  5,859,599    $ (1,293,095)   $  6,050,516
                                    ============    ============    ============    ============    ============


The accompanying notes are an integral part of these financial statements.

                                J. L. MANTA, INC.
                             STATEMENT OF CASH FLOWS
                          For the Years Ended June 30,



                                                   -----------------------------
                                                       1997            1996
                                                   ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income....................................... $    260,108   $     439,742
 Adjustments  to reconcile  net loss to net cash
  used in operating activities:
   Depreciation and amortization..................    1,433,876       1,363,176
   Loss on sale of fixed assets...................        8,992         528,180
   Deferred taxes.................................       56,000         (73,200)
   Interest expense on annuity payable............       40,429            --
     (Increase) decrease in assets:
       Receivables................................      140,820        (110,432)
       Due from affiliates........................         --          (146,349)
       Costs over billings........................     (269,680)        103,838
       Other assets...............................      187,953         348,511
      Increase (decrease) in liabilities:
       Accounts payable...........................    1,146,880         170,341
       Accrued expenses...........................     (445,742)      1,096,327
       Other liabilities..........................      (33,206)        126,005
                                                   ------------    ------------
       Net cash used in operating activities......    2,526,430       3,846,139
                                                   ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of fixed assets...............       21,041          29,757
 Purchase of capital items, net of trade-ins......   (2,150,395)     (1,146,369)
 Advances to officers.............................      (32,586)        (81,540)
                                                   ------------    ------------
       Net cash used in investing activities......   (2,161,940)     (1,198,152)
                                                   ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Purchase of treasury stock.......................         --          (150,000)
 Issuance of common stock.........................         --            36,890
 Proceeds from installment loans..................    3,691,594         649,120
 Net repayments on lines of credit................   (2,500,000)     (2,500,000)
 Principal payments on loans......................   (1,267,858)     (1,016,172)
                                                   ------------    ------------
       Net cash provided by financing activities..      (76,264)     (2,980,162)
                                                   ------------    ------------
Net increase in cash..............................      288,226        (332,175)

Cash at beginning of period.......................      755,644       1,087,819
                                                   ------------    ------------
Cash at end of period............................. $  1,043,870    $   755,644
                                                   ============    ============

The accompanying notes are an integral part of these financial statements.

                               J. L. MANTA, INC.

                         NOTES TO FINANCIAL STATEMENTS


(1) Business Activity

J. L. Manta, Inc. was incorporated under the laws of the State of Illinois on June 10, 1946 and files its tax returns as a subchapter C corporation with a June 30 year end. The Company is a multi-state service company specializing in painting, fireproofing, hydroblasting and vacuum services. Major industries served include refining, petrochemicals, utilities, paper mills, steel production, food processing and public works.

(2) Summary of Significant Accounting Policies

(a) Method of Accounting for Construction Contracts:
     The Company reports earnings from construction contracts on the percentage-of-completion accounting method. Revenue is recorded on the percentage-of-completion method determined by the ratio of costs incurred to date on the contracts to management's estimates to total contract costs. Periodic reviews of estimated final costs and profits during the term of contracts have the effect of including, in current and subsequent period, cumulative adjustments necessary to reflect the revised estimates. The asset , "costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability "billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized. Provision is made for significant estimated losses through contract completion in the year first recognized.

     Revenues from time and material contracts are recognized currently as the work is performed.

(b) Fixed Assets and Depreciation:
     All fixed assets are carried at cost; major additions, betterments and renewals are capitalized. Depreciation for both financial reporting and income tax purposes is computed using both the straight-line and accelerated methods based on the estimated useful life of the assets as follows:

     Building - 40 years
     Autos and Trucks - 3 to 10 years
     Painting and Construction Equipment - 5 to 10 years
     Office Equipment and Improvements - 5 to 15 years

     Depreciation expense of $1,409,446 and $1,338,746 was charged against operations in 1997 and 1996, respectively.

(c) Goodwill:
     Goodwill represents the excess of the cost of HMS Services over the fair market value of their net assets. Goodwill is being amortized on the straight-line method over 15 years. Amortization expense of $24,430 was charged against operations in 1997 and 1996.

(d) Cash Equivalents:
     For financial statement purposes, the company considers all highly liquid investments with maturities of three months or less from date of purchase as cash equivalents. The Company did not have any cash equivalents at June 30, 1997 or 1996.

(e) Estimates:
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(3) Costs and Estimated Earnings on Uncompleted Contracts


                                                      1997            1996
                                                  ------------    ------------
    Costs incurred on uncompleted contracts...... $ 31,123,481    $ 25,440,629
    Estimated earnings to date...................    5,433,197       6,277,010
                                                  ------------    ------------
                                                    36,565,678      31,717,639
    Billings to date.............................   36,218,895      31,617,772
                                                  ------------    ------------
                                                  $    346,783    $     99,867
                                                  ============    ============

Included in the accompanying balance sheets under the following captions:

    Costs and estimated earnings in excess of
      billings on uncompleted contracts.......... $   896,399     $    626,719
    Billings in excess of costs and estimated
      earnings on uncompleted contracts..........     549,616          526,852
                                                  ------------    ------------
                                                  $    346,783    $     99,867
                                                  ============    ============


(4) Investments

J. L. Manta, Inc. owns stock in a captive insurance company at a cost of $36,000. See Note 13.

Included in investments is land and a building purchased from a related party in 1993. This property will not be used in operations but is held for appreciation purposes. The market value of the land and building approximates its cost of $391,836.

(5)  Notes Payable - Bank
                                                      1997            1996
                                                  ------------    ------------
The Company maintains an unsecured line
of credit of $4,000,000 payable on demand
($5,500,000 at June 30, 1996). Interest is
payable quarterly at the prime rate. At
June 30, 1997, the effective rate of
interest was 8.5% (8.25% at June 30, 1996)....... $       --      $  2,500,000
                                                  ============    ============

(6)  Long-Term Debt
                                                      1997            1996
                                                  ------------    ------------
Various installment loans, secured by
vehicles and equipment with interest
rates ranging from 4.5%  to 10.5%.
Monthly payments at 6/30/97 amounted
to $111,563 ($87,084 at 6/30/96)................. $  3,243,866    $  2,910,920

Equipment term loan payable in quarterly
installments of $125,000 plus interest at
the prime rate (8.5% at June 30, 1997)
due June 30, 2002. The loan is collater-
lized by various equipment not pledged as
security on other loans..........................    2,500,000            --

Equipment term loan, guranteed by two
stockholders and a former stockholder,
payable in monthly installments of
$16,667 plus interest at 1% over prime
(9.25% at June 30 1996) due July 31, 1998........         --           400,000

Loan payable for purchase of affiliated
company stock, payable in 36 monthly
installments of $2,222...........................         --             2,222
                                                  ------------    ------------
     Total.......................................    5,743,866       3,313,142

     Current Maturities..........................    1,517,257       1,062,104
                                                  ------------    ------------
     Long-Term Debt.............................. $  4,226,609    $  2,251,038
                                                  ============    ============

Annual  maturities  of  long-term  debt for the  years  ending  June 30,  are as follows:
     1998........................................ $  1,517,257
     1999........................................    1,322,033
     2000........................................    1,072,827
     2001........................................      940,670
     2002........................................      770,379
     Thereafter..................................      120,700
                                                  ------------
                                                  $  5,743,866
                                                  ============

(7) Annuity Payable

As part of a stock redemption agreement entered into on June 17, 1996, the Company agreed to purchase a lifetime annuity on behalf of a former officer/stockholder. The annuity is recorded at the present value of the future payments which begin in the year 2007. See Note 10 for an explanation of the agreement.

(8) Operating Lease Agreements

The Company rents substantial amounts of job site equipment under month to month operating leases. Total rent expense under all operating leases amounted to $1,912,085 and $1,426,220 for the years ended June 30, 1997 and 1996, respectively.

The Company leases warehouse space from a related party under a lease providing for base monthly rentals of $5,000. The monthly base rent is increased yearly by 4% until termination on May 15, 2006. The Company also pays all operating costs and real estate taxes for their space. Warehouse space is also being leased at various other locations with lease terms varying from month to month to a July 31, 2002 expiration date.

The minimum future rentals under the above operating leases amount to the following:

     1998........................................ $    160,112
     1999........................................      170,348
     2000........................................      179,504
     2001........................................      188,792
     2002........................................      118,212
     Thereafter..................................      393,420
                                                  ------------
                                                  $  1,210,388
                                                  ============



(9) Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes under Financial Accounting Standards No. 109.

The provision for income taxes consists of the following:

                                                      1997            1996
                                                  ------------    ------------
Current
     Federal..................................... $    124,000    $    270,000
     State                                              63,000          70,000
                                                  ------------    ------------
                                                       187,000         340,000
     Deferred                                           56,000         (73,200)
                                                  ------------    ------------
                                                    $  243,000      $  266,800
                                                  ============    ============

The income tax provision differs from the expense that would result from applying the federal statutory tax rate (34%) to income before income taxes due to Internal Revenue Service audit adjustments, state income taxes and certain expenses which are not deductible for federal income tax purposes.

Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and tax purposes in different periods. The differences result principally from different depreciation methods for financial accounting and tax purposes, retainages receivable which are recognized when collected for income tax purposes, bad debt and other reserves that are not deductible for income taxes, differences in the amortization of goodwill for book and tax purposes and an annuity payable deductible for tax purposes when paid.

The components of deferred tax balances at June 30, 1997 and 1996 are as follows:

                                                      1997            1996
                                                  ------------    ------------
Deferred tax assets:
     Allowance for Bad Debts..................... $     32,400    $     32,400
     Other Reserves..............................       41,400          85,800
     Accrued Past Service Costs..................       12,200          17,300
     Basis in Stock Investment...................       29,400          29,400
     Goodwill....................................       26,700          22,200
     Annuity Payable.............................       15,700            --
                                                  ------------    ------------
                                                  $    157,800    $    187,100
                                                  ------------    ------------

Deferred tax liabilities:
     Retainages Receivable.......................     (424,600)       (467,100)
     Depreciation................................     (508,200)       (439,000)
                                                  ------------    ------------
                                                      (932,800)       (906,100)
                                                  ------------    ------------
NET DEFERRED TAX LIABILITIES                      $    775,000    $    719,000
                                                  ============    ============


Current net deferred tax liabilities were $346,000 and $344,500 at June 30, 1997 and 1996. Non-current deferred tax liabilities were $429,000 and $375,000 at June 30, 1997 and 1996.

(10)   Stock Redemption Commitments

On June 17, 1996, J. L. Manta, Inc. entered into a Redemption Agreement to repurchase 739.46 shares of outstanding common stock from a former officer and shareholder. The redemption price consists of cash of $150,000, buildings and land with a fair value of $185,000, forgiveness of an indebtedness of $108,341 and the present value of a life annuity obligation of $490,054.

Provisions under the redemption life annuity obligation require annual payments commencing in June, 2007 of $100,000 to the former shareholder, if deceased, of $75,000 to his spouse, subject to recalculation for such change or for any voluntary or mandatory (as defined) prepayment, and to its termination upon the death of the last annuitant.

Included in the Redemption Agreement is a ten year Consulting Agreement requiring annual payments of $100,000 commencing January 1, 1996 to the former shareholder, if deceased, to his spouse or estate. The agreement has provisions for voluntary or mandatory (as defined) prepayment, and for the termination (as defined) of the consultant's payments.

Both the Redemption Agreement annuity obligation and the Consulting Agreement are covered by a Guaranty, Indemnity and Security Agreement. The agreement has certain restrictive covenants such as, but not limited to, confidential information, property transactions and the solicitation of customers and employees. The reaquired treasury shares are pledged as security for the Redemption Agreement annuity obligation and the Consulting Agreement.

(11)  Profit Sharing and Retirement Agreements

A qualified profit sharing plan was adopted in December 1982 for eligible non-union employees. The plan allows credit for past years of employment and contains a minimum guarantee upon retirement. At the date of the adoption of the plan, the present value of the past service costs was $227,152, which was amortized over a ten year period. At June 30, 1997, approximately $31,000 ($45,000 at June 30, 1996) of the past service cost was unfunded. The Company's expense under the plan amounted to $167,703 and $235,614 for the years ended
June30, 1997 and 1996, respectively. J. L. Manta, Inc. also maintains an employee 401(k) plan, to which as of 1997 the Company matches one-half of the employees deferral up to a maximum of one percent of eligible compensation. The matching portion amounted to $44,038 and $54,261 for 1997 and 1996.

(12)   Related Party Transactions

For the years ended June 30, the Company had transactions with affiliated companies for equipment, repairs, management fees and subcontract work in the approximate amounts as follows:


                                                      1997            1996
                                                  ------------    ------------
   Billings...................................... $      --       $     46,000
                                                  ============    ============

   Purchases..................................... $      --       $    522,000
                                                  ============    ============


The Company received interest income from certain shareholders and affiliated companies for the year ended June 30, 1997 in the approximate amount of $41,000 ($44,000 in 1996).

(13) Insurance

J. L. Manta,  Inc. has joined with thirty-one  other  companies  (twenty-nine in
1996) to place their workers compensation, general liability, auto and equipment insurance coverage through a group captive, United Trades Insurance Company. Under the program, premiums are paid based on standard insurance rates. Letters of credit in certain amounts are also provided by each member. In Manta's case, the letter of credit is in the amount of $1,086,647. The amount of the letter of credit is subject to a negotiated increase. After approximately 28% of the premiums being paid in fixed costs and taxes, including excess loss reinsurance, the remainder is applied to insurance claim funds, segregated by each participant member of the group. These funds will pay claims up to $300,000. For three years after policy expiration, claims are paid and losses reserved against the claim funds, after which the remaining balances are refunded to the members.

In the event losses surpass the claim fund balance, a portion of the other members' equity and the deficit member's letter of credit will be drawn upon. Each policy year stands alone for claims and eventual refunds.

(14) Letter of Credit

J. L. Manta, Inc. has an outstanding letter of credit for insurance purposes, not reflected in the accompanying financial statements, in the amount of $1,086,647 and $1,077,077 for the years ended June 30, 1997 and 1996. See Note 13.

(15) Supplemental Cash Flows Data

                                                      1997            1996
                                                  ------------    ------------
Supplemental cash flows information is as follows:

   Interest paid ................................ $    459,465    $    549,249
   Income taxes paid............................. $    115,737    $    187,246

Supplemental schedule of non-cash investing and Financing activities:

   Additional installment loans paid direct for
     purchase of equipment....................... $      6,988    $    366,362

   Assumption of installment loans for purchase
     of fixed assets net of capital lease
     payoff...................................... $       --      $     33,306

   Treasury stock acquired in exchange for the
     following:
         Present value of an annuity............. $       --      $    490,054
         Land and buildings...................... $       --      $    185,000
         Forgiveness of stockholder debt......... $       --      $    108,341

(16) Contingencies

The Company is involved in pending legal proceedings, which include health and safety matters, which are being handled and defended in the ordinary course of business. Although the ultimate outcome of these lawsuits cannot be determined at this time, management does not believe that the outcome of the litigation will have a material effect on the Company's financial statements.

(17) Deferred Compensation

The Company entered into an agreement with its chief financial officer on February 28, 1993 whereby he received 15% of the outstanding stock of the company at book value. The officer's interest in the shares vests over 60 months. The remaining non-vested value of the shares has been recorded as deferred compensation on the Company's balance sheet.

(18) Backlog

Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at year end and from contractual agreements on which work has not yet begun. The Company also entered into additional contracts between July 1, 1996 and August 15, 1997. At August 15, 1997, the Company's backlog amounted to approximately $10,700,000. Additionally, the Company has on-going maintenance contracts not included above.

(19) Concentrations of Credit Risk

The Company maintains cash balances at various financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation only up to $100,000.

The Company operates and grants credit to customers throughout the Continental United States.

                    EIF HOLDINGS, INC. AND J. L. MANTA, INC.
               Introduction to the Unaudited Pro Forma Condensed
                         Combined Financial Statements


The following unaudited pro forma condensed combined balance sheet includes the accounts of EIF Holdings, Inc (the "Company") and J.L. Manta, Inc. ("Manta") as of September 30, 1997 and June 30, 1997 respectively. The unaudited pro forma condensed combined statements of operations include the results of operations of the Company and Manta for the year ended September 30, 1997 and June 30, 1997 respectively. The unaudited pro forma condensed combined balance sheet has been prepared to give effect to the purchase by the Company of all of the outstanding shares of Manta as if the transaction occurred on September 30, 1997. The unaudited pro forma condensed combined statement of operations has been prepared as if the combination occurred on October 1, 1996. The unaudited pro forma condensed combined financial information has been prepared utilizing the audited historical financial statements and accompanying notes. Management has not included estimates for increased revenue or cost savings it expects to achieve from marketing and operational synergies resulting from the combination.

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting for the acquisition of Manta. Under the purchase method of accounting, the assets and liabilities assumed are recorded at their estimated fair market value at the date of acquisition. The estimates and adjustments reflected in the pro forma condensed combined financial statements are based on management's evaluations of the net assets assumed. These estimates and adjustments are subject to change the upon final allocation of the purchase price.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to be indicative of the Company's financial position or results of operations that would have been reported had this transaction occurred on the dates indicated above, nor the financial condition or results of operations which will be reported in the future.

                    EIF HOLDINGS, INC. AND J. L. MANTA, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                            HISTORICAL
                                                   ----------------------------
                                                       EIFH         JL MANTA
                                                   September 30,     June 30,       PRO FORMA      CONSOLIDATED
                                                       1997            1997        ADJUSTMENTS       PRO FORMA
                                                   ------------    ------------    ------------    ------------
          ASSETS
Current assets:
   Cash........................................... $    304,678    $  1,043,870    $   (848,961)   $    499,587
   Accounts receivable, net.......................    3,807,367       9,170,230            --        12,977,597
   Securities available for sale..................    5,562,697            --              --         5,562,697
   Note Receivable................................    2,562,500         465,461        (211,175)      2,816,786
   Receivable, Officer............................       70,000            --              --            70,000
   Costs and estimated earnings on contracts
    in progress in excess of billings.............       52,003         896,399            --           948,402
   Prepaid and other current assets...............      726,684         259,269            --           985,953
                                                   ------------    ------------    ------------    ------------
        Total current assets......................   13,085,929      11,835,229      (1,060,136)     23,861,022

Investments.......................................         --           427,836            --           427,836

Property, plant and equipment, net................      603,940       5,379,891       1,176,688       7,160,519

Other noncurrent assets:
   Goodwill, net..................................      755,597         268,732       3,460,057       4,484,386
   Retention bonus agreements.....................         --              --           900,000         900,000
   Due from officer and stockholders..............      210,000         428,191        (428,191)        210,000
   Other assets...................................       20,520         354,909         595,583         971,012
                                                   ------------    ------------    ------------    ------------
                                                        986,117       1,051,832       4,527,449       6,565,398
                                                   ------------    ------------    ------------    ------------
   Total assets................................... $ 14,675,986    $ 18,694,788    $  4,644,001    $ 38,014,775
                                                   ============    ============    ============    ============

          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable and accrued liabilities........ $  2,408,077    $  5,026,955    $       --      $  7,435,032
  Notes payable...................................    1,695,120            --         9,000,000      10,695,120
  Billings in excess of costs and estimated
   earnings on contracts in progress..............      178,921         549,616            --           728,537
  Note payable due to shareholder.................   17,609,424            --         1,666,667      19,276,091
  Reserve for contingencies.......................    1,349,000            --         2,100,000       3,449,000
  Net liabilities of discontinued operations......    1,776,041            --              --         1,776,041
  Current maturities of long-term debt............         --         1,517,257        (500,000)      1,017,257
  Deferred income taxes...........................         --           346,000            --           346,000
                                                   ------------    ------------    ------------    ------------
        Total current liabilities.................   25,016,583       7,439,828      12,266,667      44,723,078

Long term debt...................................          --         4,226,609      (1,875,000)      2,351,609
Annuity payable..................................          --           530,483        (530,483)           --
Accrued expenses.................................          --            18,352            --            18,352
Note payable shareholder.........................          --              --           833,333         833,333
Deferred taxes...................................          --           429,000            --           429,000
                                                   ------------    ------------    ------------    ------------
   Total liabilities..............................   25,016,583      12,644,272      10,694,517      48,355,372
Stockholders' (deficit) equity
  Common stock...................................     3,019,246         281,617        (281,617)      3,019,246
  Additional paid-in capital.....................       804,696       1,202,395      (1,202,395)        804,696
  (Accumulated deficit) retained earnings........   (14,164,539)      5,859,599      (5,859,599)    (14,164,539)
                                                   ------------    ------------    ------------    ------------
                                                    (10,340,597)      7,343,611      (7,343,611)    (10,340,597)
  Treasury stock.................................          --        (1,293,095)      1,293,095            --
                                                   ------------    ------------    ------------    ------------
Total stockholders' (deficit) equity.............   (10,340,597)      6,050,516      (6,050,516)    (10,340,597)
                                                   ------------    ------------    ------------    ------------
   Total liabilties and stockholders'
     (deficit) equity ...........................  $ 14,675,986    $ 18,694,788    $  4,644,001    $ 38,014,775
                                                   ============    ============    ============    ============

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

                    EIF HOLDINGS, INC. AND J. L. MANTA, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                              FOR THE YEARS ENDED


                                                            HISTORICAL
                                                   ----------------------------
                                                       EIFH          JL MANTA
                                                   September 30,     June 30,       PRO FORMA         CONSOLIDATED
                                                       1997            1997        ADJUSTMENTS          PRO FORMA
                                                   ------------    ------------    ------------       ------------
Revenue........................................... $ 13,434,423    $ 43,167,954    $      --          $ 56,602,377

Cost of revenue...................................    8,399,561      36,540,490           --            44,940,051
                                                   ------------    ------------    ------------       ------------
 Gross profit.....................................    5,034,862       6,627,464           --            11,662,326

Selling, general and administrative expenses......    6,738,610       5,729,843         272,644 (5)     12,741,097
                                                   ------------    ------------    ------------       ------------
                                                     (1,703,748)        897,621        (272,644)        (1,078,771)
Other:
 Other income(expense)............................       10,189         104,073            --              114,262
 Interest Expense.................................   (1,434,992)       (498,586)       (432,673)(6)     (2,366,251)
                                                   ------------    ------------    ------------       ------------
Loss before income taxes..........................   (3,128,551)        503,108        (705,317)        (3,330,760)

Income taxes (benefit)............................         --           243,000        (124,000)(7)        119,000
                                                   ------------    ------------    ------------       ------------
 Net income (loss)................................ $ (3,128,551)   $    503,108    $   (581,317)      $ (3,449,760)
                                                   ============    ============    ============       ============

Net loss per share................................ $      (0.13)                                      $      (0.14)
                                                   ============                                       ============
Weighted average number of common
  shares outstanding..............................   24,618,201                                         24,618,201
                                                   ============                                       ============

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

                    EIF HOLDINGS, INC. AND J. L. MANTA, INC.
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


(1) The unaudited pro forma financial information has been prepared based upon the audited financial statements of the Company and Manta for the year ended September 30, 1997 and June 30, 1997 respectively.

(2) Pursuant to the terms of a Stock Purchase Agreement, the Company acquired all of the issued and outstanding common stock, no par value per share, of Manta (the "Manta Stock") from the stockholders of Manta (the "Manta Stockholders")for consideration of $4,725,321 in cash and $2,235,312 in convertible promissory notes of the Company, payable in installments with a final payment due on November 18, 2000 (the "Stockholder Notes"). Subject to the approval by the Company's stockholders of an amendment to EIF's charter authorizing the requisite amount of stock, at any time after June 30, 1998 the holders of the Stockholder Notes may convert any principal payment due under the Stockholder Notes into shares of EIF's common stock, no par value per share (the "EIF Stock"), at a conversion price equal to the closing transaction price of the EIF Stock on the date a conversion notice is received by EIF (the "Conversion Price"). Concurrent with the closing of the Acquisition, certain Manta Stockholders and key employees entered into Retention Bonus Agreements with EIF providing for bonus payments in the aggregate amount of $900,000 to be made by the Company over a three year period. The non-compete provisions associated with the Retention Bonus Agreements extend over a six year period.

     Also concurrently with the Acquisition, in connection with financing provided to the Company, the Company issued a $6,500,000 Convertible Promissory Note. The Note bears interest at the rate of 5 1/4% per annum, becomes due on May 18, 1999 and is secured by a pledge of all of the Manta Stock. Subject to approval of the Company's Stockholders of an amendment to EIF's charter authorizing the requisite amount of preferred and common stock, the Note is convertible into 5 1/4% preferred convertible stock at a conversion price of One Dollar $1.00 per share, with such preferred convertible stock convertible into EIF common stock.

     Also in connection with the acquisition, the Company issued $2,500,000 Promissory Note. The note bears interest at the rate of Nine Percent (9%) per annum and becomes due on February 16, 1998. The loan amount represented by the note was used by the Company to refinance certain indebtedness of Manta.

     The following is the preliminary allocation of the purchase price to the assets and liabilities acquired:

      Consideration Transferred by the Company:
          Cash..................................       387,000
          Notes due to Manta shareholders.......     2,500,000
          Notes payable.........................     6,500,000
                                                  ------------
                                                     9,387,000
                                                  ============
      Allocation of Purchase Price:
          Net Assets of Manta...................     5,950,255
          Increase in value of fixed assets.....     1,176,688
          Increase in other accrued liabilities.    (2,100,000)
          Retention bonus agreements............       900,000
          Recognition of goodwill...............     3,460,057
                                                  ------------
                                                     9,387,000
                                                  ============



(3) To record an increase to fixed assets to reflect the estimated fair value of certain of Manta's property and equipment.

(4) To record a $500,000 warranty reserve for certain work performed by Manta that is guaranteed for a three year period and a $1,600,000 contingency reserve for various ongoing litigation.

(5) To record the amortization of Goodwill and Retention Bonuses over 20 and 6 year periods respectively.

(6) To record an increase in interest expense resulting from the issuance of the notes under the terms of the Agreement.

(7) To record the estimated income tax benefit for the pro forma combined adjustments.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  EIF HOLDINGS, INC.

                                  By: /s/ J. Drennan Lowell
                                      ----------------------
                                      J. Drennan Lowell
                                      Vice President, Chief Financial Officer,
                                      Treasurer and Secretary.


Dated: February 3, 1998